SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities and Exchange Act of 1934

Filed by the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

CalAmp Corp.

(Exact name of Registrant as specified in its Charter)

CalAmp Corp.

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee:

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(1)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held July 26, 2006

To the Stockholders of CalAmp Corp.:

The Annual Meeting of Stockholders of CalAmp Corp. will be held at the Renaissance Agoura Hills Hotel, 30100 Agoura Road, Agoura Hills, California 91301, on Wednesday, July 26, 2006 at 10:00 a.m. local time, for the purpose of considering and acting upon the following proposals:

(1)	To elect seven directors to hold office until the next Annual Meeting of Stockholders;

(2)	To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

The Board of Directors has fixed the close of business on June 12, 2006 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. A list of stockholders entitled to vote at the Annual Meeting will be open to examination by any stockholder for any purposes related to the Annual Meeting, during normal business hours, from July 17, 2006 until July 25, 2006 at the Company’s executive offices located at 1401 North Rice Avenue, Oxnard, California 93030.

By Order of the Board of Directors,

Richard K. Vitelle Corporate Secretary

Oxnard, California

June 28, 2006

STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY TO MAKE SURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. STOCKHOLDERS MAY VOTE IN PERSON IF THEY ATTEND THE MEETING EVEN THOUGH THEY HAVE EXECUTED AND RETURNED A PROXY.

Corporate Headquarters:	Place of Meeting:
1401 North Rice Avenue	Renaissance Agoura Hills Hotel
Oxnard, CA 93030	30100 Agoura Road
Agoura Hills, CA 91301

Telephone: (805) 987-9000

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

July 26, 2006

Approximate date of mailing: June 28, 2006

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of CalAmp Corp. (the “Company” or “CalAmp”) of proxies for use at the Annual Meeting of Stockholders of CalAmp (the “Annual Meeting”) to be held on Wednesday, July 26, 2006 at 10:00 a.m. local time or at any adjournment or postponement thereof.

VOTING RIGHTS

Stockholders of record of CalAmp as of the close of business on the record date established for the Annual Meeting, June 12, 2006, have the right to receive notice of and to vote at the Annual Meeting. On June 12, 2006, CalAmp had issued and outstanding 23,492,674 shares of Common Stock, par value $0.01 per share (“Common Stock”), the only class of voting securities outstanding.

Each stockholder of record as of the record date will be entitled to one vote for each share of Common Stock held as of the record date. The presence at the Annual Meeting in person or by proxy of a majority of the shares of Common Stock outstanding as of the record date will constitute a quorum for transacting business. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. With regard to election of directors, votes may be cast in favor of or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on proposals other than the election of directors, and will be counted as present for purposes of the item on which the abstention is noted, and therefore counted in the tabulation of the votes cast on a proposal with the effect of a negative vote. In tabulating the voting result for any particular proposal, shares which constitute broker non-votes are not counted for purposes of determining the votes cast on the proposal and therefore will have no effect on the outcome of such matters requiring the affirmative vote of a majority of the votes cast.

Persons Making the Solicitation

The Proxy is solicited on behalf of the Board of Directors of the Company. The only solicitation materials to be sent to stockholders will be this Proxy Statement and the accompanying Proxy. The Board of Directors does not intend to use specially engaged employees or paid solicitors. The Board of Directors also intends to solicit the Proxies held on behalf of stockholders by brokers, dealers, banks and voting trustees, or their nominees. The Company will pay all reasonable expenses by such holders for mailing the solicitation material to the stockholders for whom they hold shares. All solicitation expenses are being paid by the Company.

Terms of the Proxy

The enclosed Proxy indicates the matters to be acted upon at the Annual Meeting and provides a box to be marked to indicate the manner in which the stockholder’s shares are to be voted with respect to such matters. By appropriately marking the boxes, a stockholder may specify, with respect to the election of directors, whether the Proxy holder shall vote for or be without authority to vote on any or all candidates. The Proxy also confers upon the holders thereof discretionary voting authority with respect to such other business as may properly come before the Annual Meeting.

Where a stockholder has appropriately directed how the Proxy is to be voted, the shares will be voted in accordance with the stockholder’s direction. In the absence of instructions, shares represented by valid Proxies will be voted in favor of the nominees for director and in favor of all proposals set forth in the Notice of Meeting and this Proxy Statement. If any other matters are properly presented at the Annual Meeting, the persons named in the Proxy will vote or refrain from voting in accordance with their best judgment. A Proxy may be revoked at any time prior to its exercise by giving written notice of the revocation thereof to the Corporate Secretary of the Company or by filing a duly executed Proxy bearing a later date. Stockholders may also vote in person if they attend the Annual Meeting even though they have executed and returned a Proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Company’s Common Stock as of June 12, 2006 by (i) each person or entity who is known by the Company to own beneficially more than 5% of the Company’s Common Stock, (ii) each director and nominee for director, (iii) each executive officer appearing in the Summary Compensation Table appearing elsewhere in this Proxy Statement and (iv) all directors and executive officers as a group. The Company knows of no agreements among its stockholders that relate to voting or investment power over its Common Stock.

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned (2)		Percent (3)
Richard Gold, Chairman of the Board of Directors	52,000		*
Fred Sturm, President, CEO and Director	310,000		1.3%
Patrick Hutchins, President, Products Division	150,500		*
Steven L’Heureux, President, Solutions Division	32,500		*
Richard Vitelle, Vice President, Finance and CFO	129,750		*
Arthur Hausman, Director	85,210		*
A.J. “Bert” Moyer, Director	24,000		*
Thomas Pardun, Director	0		*
Frank Perna, Jr., Director	56,000		*
Thomas Ringer, Director	83,000		*
All directors and executive officers as a group (10 persons)	922,960		3.8%
Dimensional Fund Advisors Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	1,915,358	(4)	8.2%

*	Less than 1.0% ownership

(1)	The address of each named officer and director is c/o CalAmp Corp., 1401 North Rice Avenue, Oxnard, California 93030.

(2)	Amounts include shares purchasable upon exercise of exercisable stock options as of June 12, 2006 or within 60 days thereafter, in the following amounts:

Richard Gold	48,000
Fred Sturm	270,000
Patrick Hutchins	143,750
Steven L’Heureux	32,500
Richard Vitelle	118,750
Arthur Hausman	80,000
A.J. “Bert” Moyer	22,000
Frank Perna, Jr.	24,000
Thomas Ringer	80,000
All officers and directors as a group	819,000

(3)	For the purposes of determining the percentage of outstanding Common Stock held by the persons set forth in the table, the number of shares is divided by the sum of the number of outstanding shares of the Company’s Common Stock on June 12, 2006 (23,492,674 shares) and the number of shares of Common Stock subject to options exercisable currently or within 60 days of June 12, 2006 by such persons.

(4)	Shares owned are as of March 31, 2006 per a Form13F filed by Dimensional Fund Advisors with the U.S. Securities and Exchange Commission on May 10, 2006.

PROPOSAL ONE ELECTION OF DIRECTORS

A board of seven directors will be elected at the Annual Meeting. On June 16, 2006, the Board was increased from six to seven directors and Thomas Pardun was appointed as a new director. It is intended that the shares of Common Stock represented by each Proxy, unless otherwise specified on the Proxy, will be voted for the election to the Board of Directors of each of the seven nominees set forth below. Directors shall be elected by a plurality of the votes of shares present in person or represented by proxy at the meeting. The term of office of each person elected as director will continue until the next Annual Meeting of Stockholders, or until his successor has been elected and qualified. The Board of Directors recommends a vote “FOR” each of the seven nominees.

In the event that any of the nominees for director listed below should become unavailable for election for any currently unforeseen reason, the persons named in the accompanying Proxy have the right to use their discretion to vote for such other person as may be determined by the holders of such Proxies. To the best of the Company’s knowledge, all nominees are and will be available to serve.

The following table sets forth the name and age of each nominee for director, the calendar year each was first elected as a director and the positions each currently holds with the Company:

Name	Age	Capacities in Which Served	Director Since
Richard Gold	51	Chairman of the Board of Directors	2000
Arthur Hausman	82	Director	1987
A.J. “Bert” Moyer	62	Director	2004
Thomas Pardun	62	Director	2006
Frank Perna, Jr.	68	Director	2000
Thomas Ringer	74	Director	1996
Fred Sturm	48	Director, President and CEO	1997

Richard Gold has been a director of the Company since December 2000 and has served as Chairman of the Board since July 2004. Mr. Gold is a Managing Director of InnoCal Venture Capital, a position held since May 2004. He served as President and Chief Executive Officer of Nova Crystals, Inc., a supplier of optical sensing equipment, from December 2002 until May 2004. From June 2002 to July 2003, he was Chairman of Radia Communications, Inc., a supplier of wireless communications semiconductors. From January 1999 to June 2002, he was Chairman, President and Chief Executive Officer of Genoa Corporation, a supplier of optical communications semiconductors.

Arthur Hausman has been a director of the Company since 1987. Mr. Hausman, a private investor, currently serves as a director of LaserCard Corporation, a manufacturer of optical data storage products. Until his retirement in 1988, he served as Chairman of the Board of Directors and Chief Executive Officer of Ampex Corporation, a manufacturer of professional audio-video systems, data/memory products and magnetic tape, where he was employed for 27 years. Mr. Hausman was appointed by President Reagan to the President’s Export Council, to the Council’s Executive Committee and to the Chairmanship of the Export Administration Subordinate Committee of the Council for the period of 1985 to 1989.

A.J. “Bert” Moyer has been a director of the Company since February 2004. Mr. Moyer, a business consultant and private investor, served as Executive Vice President and Chief Financial Officer of QAD Inc., a publicly held software company that is a provider of enterprise resource planning software applications, from March 1998 until February 2000, and he subsequently served as a consultant to QAD, assisting in the Sales Operations of the Americas Region. From February to July 2000, he served as president of the commercial division of Profit Recovery Group International, Inc. (now known as PRG-Schultz International, Inc.), a publicly held provider of recovery audit services. Prior to joining QAD in 1998, Mr. Moyer served as Chief Financial Officer of Allergan Inc., a specialty pharmaceutical company based in Irvine, California, from 1995 to 1998. Mr. Moyer also serves on the board of Collectors Universe, Inc., a company engaged in grading, auctioning and selling high-end collectibles, Virco Manufacturing Corporation, which designs and produces furniture for the commercial and education markets, and LaserCard Corporation, a manufacturer of optical data storage products.

Thomas Pardun was appointed a director of the Company in June 2006. Mr. Pardun has been a director of Western Digital Corporation, an information storage provider, since 1993, serving as Chairman of the Board from January 2000 to December 2001 and Lead Director since that time. He also serves as a director of Exabyte Corp., a provider of tape storage solutions, Occam Networks, Inc., a provider of broadband networking equipment that enables telephone companies to deliver voice, data, and video services, and MegaPath Networks, Inc., a privately-held company that is a leading provider of managed communications services. Mr. Pardun was President of MediaOne International, Asia-Pacific (previously U.S. West International), an owner/operator of international properties in cable television, telephone services and wireless communications, from May 1996 until his retirement in July 2000. Before joining U.S. West, Mr. Pardun was President of the Central Group for Sprint and previously held a variety of management positions during a 19-year tenure with IBM.

Frank Perna, Jr. has been a director of the Company since May 2000. He is Chairman Emeritus of MSC Software, where he served as Chairman and Chief Executive Officer from 1998 to 2005. Mr. Perna also serves as a director of PeopleSupport, Inc., a provider of business process outsourcing services, and Ping Identity Corp, a venture-funded provider of software and intelligent services for identity validation, and is on the Board of Trustees of Kettering University. Mr. Perna was Chairman and Chief Executive Officer of EOS Corporation from 1994 to 1998, and was President and Director (Chief Executive Officer from 1990) of Magnetek from 1984 to 1993. Mr. Perna holds a Bachelor’s degree in mechanical engineering from Kettering University, a Master’s degree in electrical engineering from Wayne State University, and a Master’s degree in management from Massachusetts Institute of Technology.

Thomas Ringer has been a director of the Company since August 1996. Since 1990, Mr. Ringer has been actively involved as a member of the boards of directors for various public and private companies. Mr. Ringer is currently Vice Chairman of Wedbush Morgan Securities, Inc., an investment banking and financial services company, Chairman of Document Sciences Corporation, a publicly held company engaged in developing and marketing document automation and content management output software, a director of Maxwell Technologies, Inc., a publicly held company that manufactures and markets energy storage and power delivery solutions, Chairman of M.S. Aerospace, Inc., a privately held manufacturer of aerospace fasteners, and Chairman of the Center for Innovation and Entrepreneurship, an executive education services company. Prior to 1990, Mr. Ringer served as President and Chief Executive Officer of Recognition Equipment Inc., a New York

Stock Exchange listed company, President and Chief Executive Officer of Fujitsu Systems of America, Inc. and President and Chief Executive Officer of Computer Machinery Corporation.

Fred Sturm was appointed Chief Executive Officer, President and Director in August 1997. Prior to joining the Company from 1990 to 1997, Mr. Sturm was President of Chloride Power Systems (USA), and Managing Director of Chloride Safety, Security, and Power Conversion (UK), both of which are part of Chloride Group, PLC (LSE: CHLD). From 1979 to 1990, he held a variety of general management positions with M/A-Com and TRW Electronics, which served RF and microwave markets.

The Board of Directors and Corporate Governance

The Company has established corporate governance practices designed to serve the best interests of the Company and its stockholders. The Company is in compliance with the current corporate governance requirements imposed by the Sarbanes-Oxley Act of 2002 and the Nasdaq National Market, or NASDAQ. The Company may make additional changes to its policies and procedures in the future to ensure continued compliance with developing standards in the corporate governance area.

Director Independence

The Board of Directors presently consists of seven members, six of whom are independent. A director’s independence is determined by the Board of Directors as defined by the rules of NASDAQ. The Board has determined that each director is independent, with the exception of Fred Sturm, the Company’s President and Chief Executive Officer.

Executive Sessions

Non-management directors of the Board and Board committees meet in executive session routinely and regularly. During the executive sessions, the non-management directors have access to the Chief Executive Officer and other management officials. The Chairman of the Board or the Chairman of the Board committee, as applicable, preside over these executive sessions.

Number of Directorships

The Company has a policy that limits the number of public company boards that its directors may serve on. Under this policy, directors who also serve as CEOs or in equivalent positions should not serve on more than two other public company boards in addition to the CalAmp Board, and other directors should not serve on more than four public company boards in addition to the CalAmp Board.

Changes in Director Occupation or Status

The Company has a policy that requires a director to tender a letter of resignation to the Chairman of the Governance and Nominating Committee in the event the director’s principal occupation or business affiliation changes substantially from the position he or she held when the director originally joined the Company’s Board of Directors.

Attendance of Directors at Annual Meetings

It is a policy of the Board of Directors that attendance of all directors at the annual meeting of stockholders is strongly encouraged but is not required. With the exception of Mr. Pardun, who joined the Company’s Board in 2006, all of the Company’s directors attended last year’s annual meeting.

Identifying and Evaluating Nominees for Directors

Pursuant to the policy set forth in the charter of the Governance and Nominating Committee, the Committee will utilize a variety of methods for identifying and evaluating nominees for director. The Governance and Nominating Committee’s policy is to assess the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Governance and Nominating Committee may consider various potential candidates for director. Candidates may come to the attention of the Governance and Nominating Committee through current Board members, stockholders or other parties. These candidates will be evaluated at meetings of the Governance and Nominating Committee, and may be considered at any point during the year. As described below, the Governance and Nominating Committee will consider properly submitted stockholder nominations for candidates for the Board. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by the Governance and Nominating Committee at a regularly scheduled meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to the Governance and Nominating Committee.

Contacting the Board of Directors

Stockholders interested in communicating directly with the Board of Directors, any Committee of the Board, the Chairman, or the non-management directors as a group may do so by sending a letter to the CalAmp Board of Directors, c/o Corporate Secretary, CalAmp Corp., 1401 North Rice Avenue, Oxnard, California 93030. The Corporate Secretary will review the correspondence and forward it to the Chairman of the Board, Chairman of the Governance and Nominating Committee, Audit Committee or to any individual director, group of directors or Committee of the Board to whom the communication is directed, as applicable, if the communication is relevant to CalAmp’s business and financial operations, policies and corporate philosophies.

Committees of the Board

The Board of Directors has delegated certain of its authority to three committees: the Compensation Committee, the Audit Committee and the Governance and Nominating Committee. The Compensation Committee is composed of Messrs. Hausman, Moyer, Perna and Ringer, with Mr. Hausman serving as Chairman. The Audit Committee is composed of Messrs. Gold, Hausman, Moyer and Perna, with Mr. Moyer serving as Chairman. The Governance and Nominating Committee is composed of Messrs. Gold, Perna and Ringer, with Mr. Ringer serving as Chairman. These three committees operate under written charters defining their functions and responsibilities. The charters of these committees are available on the Company’s website at www.calamp.com. In February 2006, the Board of Directors established a Corporate Development Committee, and appointed Messrs. Gold, Perna, Moyer and Sturm to serve on this new committee, with Mr. Perna serving as Chairman.

Compensation Committee

The primary functions of the Compensation Committee are to review and make recommendations to the Board of Directors with respect to the compensation of the Company’s executive officers and non-employee directors, and to administer the Company’s stock option plans. The Board of Directors has determined that each member of the Compensation Committee is independent as defined in the rules of NASDAQ. See also the Compensation Committee Report on Executive Compensation included elsewhere herein.

Audit Committee

The primary functions of the Audit Committee are to review and approve the scope of audit procedures performed by the Company’s independent auditors, to review the audit reports rendered by the Company’s independent auditors, to monitor the internal control environment within the Company, and to pre-approve the fees for all audit and non-audit services charged by the independent auditors. The Audit Committee reports to the Board of Directors with respect to such matters and makes recommendations with respect to its findings. The Board of Directors has determined that Mr. Moyer is an audit committee financial expert within the meaning of SEC regulations. The Board has also determined that each member of the Audit Committee is independent as defined in the rules of NASDAQ. See also the Report of the Audit Committee included elsewhere herein.

Governance and Nominating Committee

The primary functions of the Governance and Nominating Committee are to review and make recommendations on the composition of the Board and its committees, to evaluate and recommend candidates for election to the Board, and to review and make recommendations to the full Board on corporate governance matters. The Board of Directors has determined that each member of the Governance and Nominating Committee is independent as defined in the rules of NASDAQ. The Governance and Nominating Committee operates under a written charter, a copy of which is available on the Company’s website at www.calamp.com. The Governance and Nominating Committee has the authority to obtain advice and assistance from, and receive appropriate funding from, CalAmp for outside legal, accounting or other advisors as the Governance and Nominating Committee deems necessary to assist it in the performance of its functions.

The bylaws of CalAmp permit stockholders to nominate director candidates to stand for election to the Board at an annual meeting of stockholders. Nominations may be made by the Board or by any stockholder. Under the Company’s by-laws, a stockholder may nominate a person for election as a director at a particular stockholder meeting only if written notice has been given to the Company not later than 60 days in advance of the meeting or, if later, the seventh day following the first public announcement of the date of such meeting.

The policy of the Governance and Nominating Committee is to consider properly made stockholder nominations for directors as described above under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, like all nominations, the Board’s criteria will include business experience and skills, independence, judgment, integrity, the ability to commit sufficient time and attention to Board activities and the absence of potential conflicts with CalAmp’s interests. The Governance and Nominating Committee has not established any specific minimum qualification standards for nominees to the Board, although from time to time the Governance and Nominating Committee may identify certain skills or attributes (e.g., financial experience or business experience) as being particularly desirable to help meet specific Board needs that have arisen. Any stockholder nominations proposed for consideration by the Governance and Nominating Committee should include the nominee’s name and qualifications for Board membership and should be addressed to the Governance and Nominating Committee, c/o Corporate Secretary, CalAmp Corp., 1401 North Rice Avenue, Oxnard, California 93030.

Corporate Development Committee

The primary functions of the Corporate Development Committee are to assist Company management and the Board of Directors to evaluate proposed corporate development transactions, including any proposed acquisition or disposition of assets, operations or businesses by merger, acquisition or disposition, business combination or other means, and proposed financing transactions including issuances of debt and equity.

Board of Director and Committee Meeting Attendance

In fiscal year 2006, the Board of Directors held 13 meetings, the Compensation Committee held 7 meetings, the Audit Committee held 4 meetings, and the Governance and Nominating Committee held 6 meetings. The Corporate Development Committee, which was established on February 15, 2006, held no formal meetings during fiscal year 2006. All directors attended more than 75% of the aggregate meetings of the Board and committees on which the directors serve that were held during fiscal year 2006.

Compensation of Directors

Prior to September 1, 2005, each non-employee director received a base annual retainer of $15,000, with chairmen of Board committees receiving an additional annual retainer of $5,000 and the Chairman of the Board receiving an additional annual retainer of $10,000. Also prior to September 1, 2005, non-employee directors received meeting fees ranging from $500 to $1,250 per meeting, with the specific amount dependant on whether the meeting was a Board or a committee meeting, whether attendance was in person or via telephone, and whether, in the case of committee meetings, the meeting was held on the same day as a Board meeting.

On August 2, 2005, the Board of Directors, acting pursuant to recommendations of the Compensation Committee, and based on the Compensation Committee’s consultations with an independent compensation consultant and consideration of other relevant factors and information, approved changes effective September 1, 2005 to the cash compensation of non-employee directors. These changes are as follows:

•	Fees for attending Board meetings and meetings of Board committees were eliminated.

•	The base annual retainer was increased from $15,000 to $30,000.

•	An additional annual retainer was established for serving as a member of a Board committee in the amount of $5,000 for each committee served on.

•	Additional annual retainers were established for the Chairman of the Audit Committee ($10,000) and the chairmen of the other Board committees ($5,000).

•	An additional annual retainer of $15,000 was established for the Chairman of the Board.

Directors are also reimbursed for out-of-pocket expenses incurred in connection with attending meetings. Directors who are also executive officers of the Company receive no additional compensation for their services on the Board.

Pursuant to the terms of the Company’s 2004 Stock Incentive Plan, on the first business day following the date of the annual meeting of the stockholders of the Company at which directors of the Company are elected, each non-employee director shall receive that number of incentive stock awards (consisting of stock options, stock appreciation rights (SARs), restricted stock, phantom stock and stock bonuses) as determined by the Board of Directors from time to time in an amount not to exceed 10,000 stock options or SARs, or 8,333 shares of restricted stock, phantom stock, or bonus stock. Options granted to non-employee directors become exercisable one year from the date of grant or such longer period as the Board of Directors may establish.

Code of Ethics

The Company has a written Code of Business Conduct and Ethics (“Code of Ethics”) that applies to all of the Company’s directors, officers and employees. Section 14 of this Code of Ethics contains a Financial Management Code of Ethics that applies specifically to the Company’s Chief Executive Officer and all finance and accounting employees including the Company’s senior financial officers, in accordance with Section 406 of the Sarbanes-Oxley Act of 2002 and the rules of the Securities and Exchange Commission promulgated thereunder. The Code of Ethics is available on the Company’s corporate website at www.calamp.com. In the event that the Company makes changes in, or provides waivers from, the provisions of this Code of Ethics that are required to be disclosed by SEC regulations, the Company intends to disclose these events on its corporate website.

COMPENSATION COMMITTEE REPORT ON

EXECUTIVE COMPENSATION

The Compensation Committee of the Board has furnished the following report on executive compensation. This report will not be deemed to be incorporated by reference by any general statement incorporating this proxy statement into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this information by reference and will not be deemed soliciting material or deemed filed under those Acts.

The members of the Compensation Committee have been appointed by the Board of Directors. The Compensation Committee operates under a written charter that was originally adopted by the Board in December 2002 and which has subsequently been amended from time to time, most recently in February 2006. The Compensation Committee consists of four directors, all of whom are “independent directors” as defined in the listing standards of the Nasdaq Marketplace Rules. The current members of the Compensation Committee are Arthur Hausman, who serves as Chairman, Bert Moyer, Frank Perna, Jr. and Thomas Ringer.

The Compensation Committee is responsible for monitoring the performance and compensation of executive officers, reviewing the compensation plans, including bonuses, and administering the Company’s stock option plans.

Each year, the Compensation Committee comprehensively reviews the compensation of the Company’s Chief Executive Officer, and the other executive officers to assure that compensation is appropriately tied to performance and that salary and potential bonus compensation levels are appropriate. To focus and facilitate such review, the Compensation Committee developed the following executive compensation guidelines for the Company:

•	executive compensation should be comparable to the median compensation level of technology industry peer companies to allow the Company to attract and retain talented management;

•	annual variable compensation should reward the executives for achieving specific results which should lead to increased stockholder value; and

•	supplemental benefits and perquisites which reward executives without regard to performance should be minimal.

The compensation of the Chief Executive Officer and of the Company’s other executive officers is comprised of three primary components:

•	Salary

•	Bonus

•	Equity-based incentive awards

Salary is set at a competitive level to attract and retain qualified candidates. Bonuses are tied specifically to performance of the Company or a specific business unit of the Company and/or individual contributions. Equity-based incentive awards are granted in amounts we believe necessary to provide incentives for future performance, taking into account individual performance and length of service with the Company. This mix of compensation elements places a significant portion of compensation at risk and emphasizes performance.

From time to time the Compensation Committee utilizes the services of independent compensation consultants to review and assess various aspects of the Company’s compensation program for executive officers as a means of ensuring that the Company maintains compensation at appropriate levels relative to the peer companies and the overall industry in which the Company operates.

Salary. The Chief Executive Officer’s salary is determined by the Compensation Committee in accordance with the general principles described above. Fred Sturm’s base salary for fiscal 2006 was set at $400,000, effective March 1, 2005. The base salaries of the other executive officers were similarly reviewed and set, with consideration also given to the relationship of those salaries to the salary of Mr. Sturm.

Bonus. For fiscal 2006, the Compensation Committee established expected target and maximum bonus amounts for Mr. Sturm of 80% and 130%, respectively, of his base salary that were dependent upon Company’s actual pretax profit performance in relation to the budgeted pretax profit amount per the annual operating plan. Mr. Sturm’s actual bonus for fiscal 2006 was $478,000. Under the fiscal 2006 incentive compensation program, the target and maximum bonus amounts of other senior executive officers were set at 60% and 100%, respectively, of their annual base salary and were also dependent on Company or business unit performance.

Equity-based incentive awards. We believe that the Company should provide equity incentives to the Chief Executive Officer and other executive officers to better align their interests with those of the Company’s stockholders, and to enhance retention and continuity of management. Equity incentives for management at the Company have historically been below the median level at peer companies. We assigned option awards to Mr. Sturm and other executive officers in part based on our desire to increase equity incentives at the Company and on their respective compensation levels and individual performance.

COMPENSATION COMMITTEE

Arthur H. Hausman, Chairman

Bert Moyer

Frank Perna, Jr.

Thomas Ringer

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is comprised of Messrs. Hausman, Moyer, Perna and Ringer, none of whom have ever been employed by the Company. There are no interlocks between the Company and other entities involving the Company’s executive officers and directors who serve as executive officers or directors of other entities.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the annual and long-term compensation for services in all capacities to the Company for each of the three fiscal years in the period ended February 28, 2006 of the Company’s executive officers:

Name and Principal Position	Fiscal Year	Annual Compensation		Long Term Compensation Awards	All Other Compensation (1)
		Salary	Bonus	Stock Option Grants
Fred Sturm	2006	$400,000	$478,000	150,000	$7,600
Chief Executive Officer	2005	380,000	183,600	60,000	7,100
and President	2004	337,000	167,200	50,000	6,500

Patrick Hutchins	2006	$260,000	$253,400	60,000	$7,000
President, Products Division	2005	250,000	178,800	40,000	7,100
	2004	210,000	81,200	25,000	6,300

Steven L’Heureux (2)	2006	$235,000	$64,600	30,000	$1,500
President, Solutions Division	2005	49,700	25,000	100,000	100

Richard Vitelle	2006	$260,000	$238,100	60,000	$7,500
Vice President, Finance	2005	235,000	106,600	30,000	7,400
and Chief Financial Officer	2004	200,000	78,300	25,000	6,800

(1)	Amounts include Company matching of employee contributions pursuant to the Company’s 401(k) plan, and term life insurance premiums paid by the Company for the benefit of the named officers.

(2)	Mr. L’Heureux joined the Company on December 13, 2004.

Employment Agreements and Executive Severance Arrangements

On May 31, 2002, the Company entered into employment agreements with Messrs. Sturm, Hutchins and Vitelle, and on July 5, 2005 the Company entered into an employment agreement with Mr. L’Heureux. The key terms of these employment agreements, which are the same except as noted below, are as follows:

•	The officer’s base salary will be reviewed by and be subject to adjustment at the sole discretion of the Board of Directors each year during the agreement;

•	The officer will be eligible to participate in the Company’s employee bonus program and equity-based incentive awards program;

•	The term of the agreements is one year, and the term is automatically renewed each year for an additional one year period unless either the Company or the officer provide notice of non-renewal at least 30 days before the end of the employment agreement term; and

•

If the officer’s employment is terminated by the Company for “Cause” (as defined in the applicable agreement), then he is not entitled to severance pay. If the officer’s employment is terminated by the Company without Cause, if the Company elects to not renew the employment agreement, or if the officer resigns for “good reason” (as defined in the applicable agreement) within 12 months following a change in control of the Company, then the officer is entitled to severance in the form of continuation of payments of base salary and employee benefits coverage for 12 months (or 24 months in the case of the Chief Executive Officer).

Option Grants In Last Fiscal Year

The following table sets forth information on grants of stock options pursuant to the Company’s 2004 Stock Incentive Plan during the fiscal year ended February 28, 2006 to the executive officers named in the Summary Compensation Table:

Name	Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/share)(1)	Expiration Date (2)	Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term (3)
					5%	10%
Fred Sturm	150,000	20.2%	$5.69	5/4/15	$536,800	$1,360,300
Patrick Hutchins	60,000	8.1%	$5.69	5/4/15	$214,700	$544,100
Steven L’Heureux	30,000	4.0%	$5.69	5/4/15	$107,400	$272,100
Richard Vitelle	60,000	8.1%	$5.69	5/4/15	$214,700	$544,100

(1)	These option grants were approved by the Board of Directors at a meeting held on May 4, 2005 at which officer incentive compensation amounts for fiscal 2006 were also approved.

(2)	Options become exercisable at the rate of 25% per year, and have an option term of 10 years.

(3)	The potential realizable value is calculated assuming both a 5% and a 10% annual increase in the stock value from the date and price of the option grant, and also assumes that the option is exercised at the end of 10 years on the last day of the option period (expiration date). The calculated future stock price for options granted at $5.69 assuming 5% annual appreciation is $9.27, and $14.76 assuming 10% annual appreciation. There can be no assurances, however, that such future stock prices or annual appreciation percentage amounts can be achieved.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information as to options exercised during fiscal year 2006, and options held at the end of fiscal year 2006, by executive officers named in the Summary Compensation Table:

Name	Number of Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options Held		Value of Unexercised In-the-Money Options (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Fred Sturm	110,000	$799,300	185,000	240,000	$926,250	$1,065,250
Patrick Hutchins	0	$0	102,500	112,500	$475,750	$487,850
Steven L’Heureux	0	$0	25,000	105,000	$53,750	$293,550
Richard Vitelle	0	$0	80,000	105,000	$399,675	$466,475

(1)	The value of in-the-money options is computed by multiplying the number of in-the-money options by the difference between the option exercise prices and closing stock price for fiscal year 2006 of $10.10. In-the-money options are options whose exercise price is less than $10.10 per share.

Stock Performance Graph

The following graph and table compares the Company’s stock performance to three stock indices over a five-year period assuming a $100 investment was made on the last day of fiscal year 2001.

Years Ended February 28,	2001	2002	2003	2004	2005	2006
CalAmp Corp.	100	83	69	253	125	174
NASDAQ Composite Index	100	81	63	95	97	109
NASDAQ Electronic Components	100	76	52	90	71	77
NASDAQ Telecommunications	100	48	35	49	52	52

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company’s directors, its executive officers, and any persons holding more than 10 percent of the Company’s Common Stock are required to report their initial ownership of the Company’s Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission, the National Association of Securities Dealers and the Company. Specific due dates for these reports have been established and the Company is required to disclose in this Proxy Statement any failure to file, or late filing, of such reports with respect to the fiscal year ended February 28, 2006. Based solely upon a review of reports delivered to the Company during this period, all of these filing requirements were satisfied on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has adopted a policy pursuant to which material transactions between the Company and its executive officers, directors, nominees for election as directors, and principal stockholders (i.e., stockholders owning beneficially five percent or more of the outstanding voting securities of the Company) and members of the immediate family of any of the foregoing persons, shall be submitted to the Board of Directors for approval by a disinterested majority of the directors voting with respect to the transaction. For this purpose, a transaction is deemed material if such transaction, alone or together with a series of similar transactions during the same fiscal year, involves an amount which exceeds $60,000. No such transactions occurred during the fiscal year ended February 28, 2006.

REPORT OF THE AUDIT COMMITTEE

The following Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Audit Committee Report by reference therein.

The members of the Audit Committee have been appointed by the Board of Directors. The Audit Committee operates under a written charter that was adopted by the Board in May 2001 and last amended in October 2004. The Audit Committee consists of four directors, none of whom were or are officers or employees of the Company. The current members of the Audit Committee are A.J. “Bert” Moyer, who serves as Chairman, Rick Gold, Arthur Hausman and Frank Perna, Jr. Each is an “independent” director within Section 4200(a)(15) of the National Association of Securities Dealers’ Marketplace Rules.

Duties of the Audit Committee during the period covered by this Report were to:

•	oversee the Company’s internal accounting and operational controls as well as its financial and regulatory reporting,

•	select the Company’s independent auditors and assess their performance on an ongoing basis,

•	review the Company’s interim and year-end financial statements and audit findings with management and the Company’s independent auditors, and take any action considered appropriate by the Audit Committee and the Board,

•	review the Company’s general policies and procedures regarding audits, accounting and financial controls, the scope and results of the auditing engagement, and the extent to which the Company has implemented changes suggested by the auditors,

•	review the results of each audit by the Company’s independent accountants and discuss with them any factors, including, without limitation, the provision of any non-audit services, that may affect their independence,

•	perform other oversight functions as requested by the full Board, and

•	report activities performed to the full Board.

Management is responsible for the Company’s internal controls. The Company’s independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee reviewed CalAmp’s audited financial statements for the fiscal year ended February 28, 2006 and discussed with both the management of CalAmp and KPMG LLP

(“KPMG”), CalAmp’s independent public accountants, these financial statements. CalAmp’s management, which has primary responsibility for the Company’s financial statements, represented to the Audit Committee that its audited financial statements were prepared in accordance with accounting principles generally accepted in the United States.

The Audit Committee also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards (SAS) No. 61, “Communication with Audit Committees,” and SAS No. 90, “Audit Committee Communications.” The Audit Committee also received from KPMG the written disclosures and letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with KPMG the independence of that firm. For the fiscal year ended February 28, 2006, KPMG received fees for the audit of CalAmp’s consolidated financial statements. The Audit Committee also considered whether the provision of these services is compatible with maintaining the independence of KPMG.

Based on the review and discussions as described above, and in reliance thereon, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2006.

During the course of fiscal 2006, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting as a result of the requirements set forth in Section 404 of the Sarbanes-Oxley Act and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates at its meetings. Once the documentation, testing and evaluation were completed, the Audit Committee reviewed and discussed with management its assessment and report on the effectiveness of the Company’s internal control over financial reporting as of February 28, 2006. During fiscal 2006, the Audit Committee met with KPMG, with and without management present, to discuss the results of its examination and its observations and recommendations regarding the Company’s internal control over financial reporting. The Audit Committee also reviewed and discussed with KPMG its attestation report on management’s assessment of internal control over financial reporting and its review and report on the Company’s internal control over financial reporting. CalAmp filed these reports with the SEC in its Annual Report on Form 10-K for the fiscal year ended February 28, 2006.

AUDIT COMMITTEE

A.J. “Bert” Moyer, Chairman

Rick Gold

Arthur Hausman

Frank Perna, Jr.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG was selected by the Board of Directors as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for fiscal year 2006. A representative of KPMG is expected to be present at the 2006 Annual Meeting, and will have the opportunity to make a statement and respond to questions. KPMG has served as the Company’s independent auditing firm since fiscal 2002.

Audit Fees

Fees for the fiscal year 2006 audit, the fiscal year 2005 audit, and other work provided by KPMG during fiscal years 2006 and 2005, are as follows:

	2006 Fees	2005 Fees
Audit fees	$618,000	$564,000
Audit-related fees	$-0-	$-0-
Tax fees	$39,500	$-0-
All other fees	$-0-	$-0-

The amount shown for “Audit fees” in fiscal years 2006 and 2005 includes fees related to the audit of internal controls of $245,000 and $222,000, respectively, in connection with complying with the provisions of Section 404 of the Sarbanes-Oxley Act. The amount shown for “Tax fees” in fiscal year 2006 represents income tax planning services related to extraterritorial income exclusion amounts and foreign tax credits. In addition to the foregoing fees paid to KPMG, the Company paid fees of $87,300 and $255,600 in fiscal 2006 and 2005, respectively, to other public accounting firms to assist the Company in complying with the requirements of Section 404 of the Sarbanes-Oxley Act. The Audit Committee pre-approved all of the foregoing fees in accordance with the Audit Committee’s pre-approval policy described below.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditor. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee may delegate pre-approval authority to one or more of its members, and the member or members to whom such authority is delegated must report any pre-approval decision to the Audit Committee at its next scheduled meeting. The Audit Committee cannot delegate its responsibilities to pre-approve services performed by the independent auditor to management. The Audit Committee’s pre-approval policy includes a list of prohibited non-audit services, such as financial information systems design and implementation, that the independent auditor cannot perform for the Company under any circumstances.

ANNUAL REPORT

The Annual Report to Stockholders for the fiscal year ended February 28, 2006 is being sent to all stockholders with this Proxy Statement. The Annual Report does not form any part of the material for the solicitation of any Proxy.

The Company will also provide without charge a copy of its Annual Report on Form 10-K, including financial statements and related schedules, filed with the Securities and Exchange Commission, upon written or oral request from any person who was holder of record, or who represents in good faith he/ she was a beneficial owner, of Common Stock of the Company on June 12, 2006. Any such request shall be addressed to the Company at 1401 North Rice Avenue, Oxnard, California 93030, Attention: Corporate Secretary or by calling (805) 987-9000.

STOCKHOLDER PROPOSALS

The Bylaws of the Company provide that at any meeting of the stockholders only such business shall be conducted as shall have been brought before the meeting by or at the discretion of the Board of Directors or by any stockholder of the Company who gives written notice (in the form required by the Bylaws) of such business to the Corporate Secretary of the Company not less than 60 days in advance of such meeting or, if later, the seventh day following the first public announcement of the date of such meeting. The Bylaws also provide that only such nominations for the election of directors may be considered as are made by the Board of Directors, or by any stockholder entitled to vote in the election of directors who provides written notice (in the form required by the Bylaws) of such stockholder’s intent to make such nomination to the Corporate Secretary of the Company not later than 60 days in advance of such meeting or, if later, the seventh day following the first public announcement of the date of such meeting.

Stockholders who intend to submit proposals for inclusion in the Proxy Statement relating to the fiscal year ending February 28, 2007 must do so by sending the proposal and supporting statements, if any, to the Company no later than February 25, 2007. Such proposals should be sent to the attention of the Corporate Secretary, CalAmp Corp., 1401 North Rice Avenue, Oxnard, California 93030.

OTHER MATTERS

Except for the matters described herein, management does not intend to present any matter for action at the Annual Meeting and knows of no matter to be presented at such meeting that is a proper subject for action by the stockholders. However, if any other matters should properly come before the Annual Meeting, it is intended that votes will be cast pursuant to the authority granted by the enclosed Proxy in accordance with the best judgment of the person or person(s) acting under the Proxy.

By Order of the Board of Directors,

Richard K. Vitelle
Corporate Secretary

Oxnard, California

June 28, 2006

_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ __ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

CALAMP CORP.

1401 N. Rice Avenue

Oxnard, California 93030

PROXY FOR 2006 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 26, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CALAMP CORP.

The undersigned stockholder of CalAmp Corp. (the “Company”) hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement for the 2006 Annual Meeting of Stockholders, and hereby appoints Richard Gold and Fred Sturm, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote as designated on the reverse side, all the shares of Common Stock of the Company held of record by the undersigned on June 12, 2006 at the Annual Meeting of Stockholders to be held on July 26, 2006 and at any postponements or adjournments thereof.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS INDICATED; HOWEVER, IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED IN FAVOR OF THE NOMINEES FOR DIRECTOR LISTED AND IN THE DISCRETION OF THE PROXIES ON MATTERS DESCRIBED IN ITEM 2 ON THE REVERSE SIDE.

Address Changes/Comments: _________________________________________________________________________

___________________________________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(CONTINUED ON REVERSE SIDE)

CALAMP CORP. 1401 N. RICE AVENUE OXNARD, CA 93030

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by CalAmp Corp. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to CalAmp Corp., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CALAM1 KEEP THIS PORTION FOR YOUR RECORDS
__________________________________________________________________________________________________________ DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CALAMP CORP.

Vote On Directors

1.	Election of Directors

NOMINEES:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s number on the line below
01) Richard Gold 02) Arthur Hausman 03) A.J. “Bert” Moyer 04) Thomas Pardun	05) Frank Perna, Jr. 06) Thomas Ringer 07) Fred Sturm	☐	☐	☐

Vote On Proposal

	For	Against	Abstain
2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before such meeting and any and all postponements or adjournments thereof.	☐	☐	☐

NOTE: Please sign exactly as the name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership’s name by an authorized person.

For address changes and/or comments, please check this ☐ box and write them on the back where indicated.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date